UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
February 5, 2007
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49616	88-0488686

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Road, Suite 17, San Diego, California		92121

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Senior Management Salary Compensation and Annual Bonuses
     On February 5, 2007, the Board of Directors of Halozyme Therapeutics, Inc. (the “Company”), upon recommendation of the Board’s Compensation Committee (the “Committee”), approved annual cash and equity bonuses for the Company’s senior management for 2006. The Board also approved, upon the Committee’s recommendation, the annual base salaries of the Company’s senior management for 2007. The following table sets forth the 2006 equity and cash bonus amounts for senior management as well as the annual base salary levels for 2007.

	2006 Cash Bonus		2006 Equity Bonus(1)		2007 Base Salary
Jonathan E. Lim (President and Chief Executive Officer)	$53,550		39,603		$360,000
Robert Little (Chief Commercial Officer)	$21,750	(2)	10,861	(2)	$307,400
Richard Yocum (Vice President-Clinical Development)	$36,000		17,976		$270,000
Gregory I. Frost (Chief Scientific Officer)	$31,500		15,729		$265,000
William Fallon (Vice President-Manufacturing and Operations)	$—	(3)	—	(3)	$260,000
David A. Ramsay (Chief Financial Officer)	$25,650		12,943		$235,000
Don A. Kennard (Vice President-Regulatory Affairs)	$30,000		14,980		$214,000

(1)	Each 2006 equity bonus is in the form of an incentive stock option to purchase Company common stock. One-third of the total grant amount will become vested on February 5, 2008 and 1/36 of the total amount will become vested for each month of service provided to the Company by the optionee thereafter. The per share exercise price for each option is $7.51, as this was the closing trading price of the Company’s common stock on the American Stock Exchange on the date of grant.

(2)	Robert Little joined the Company mid-year and his bonus amounts are prorated based on months of service provided in 2006.

(3)	William Fallon joined the Company in late 2006 and, by virtue of his start date, was not eligible for a 2006 bonus.
     In determining 2006 bonus amounts for each member of senior management, the Board evaluated a number of criteria related to that individual’s performance during 2006 as well as the Company’s operational, clinical and financial performance during that same period.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
February 9, 2007	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer